UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K/A

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2013

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-25663	20-3502861
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997

(Address of Principal Executive Office) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 24, 2013, Ecosphere Technologies, Inc. (“ETI”) sold 12% of Ecosphere Energy Services, LLC (“EES”) to Fidelity National Financial, Inc. (“FNF”), an existing EES member, for $6 million under a Unit Purchase Agreement (the “Agreement”). In consideration for facilitating the transaction, ETI transferred an additional 1.5% interest of EES to an existing EES member. As a result, ETI and FNF now own 39% and 31% of EES, respectively. Additionally, for a 90-day period, FNF has the option to purchase an additional 8% of EES from ETI for $4 million. In 2012, EES unaudited revenues and net income were approximately $11.7 and $3.8 million, respectively.

ETI and EES also entered into a Master Manufacturing Agreement which provides for ETI to be the exclusive manufacturer of all equipment and products for EES that use ETI’s water treatment technologies, for energy applications as required by EES for a two-year period. ETI and the other EES members also entered into a Second Amended and Restated Limited liability Company Agreement. Copies of these agreements and the Unit Purchase Agreement with FNF will be filed as exhibits to the Form 10-Q for the period ended June 30, 2013.

Effective May 24, 2013, ETI will account for its investment in EES using the equity method of accounting.  The following unaudited pro-forma presentation reflects ETI’s condensed balance sheet as of March 31, 2013 as if the FNF transaction and corresponding deconsolidation and equity method accounting occurred on March 31, 2013:

Ecosphere Technologies, Inc.

Unaudited Condensed Pro Forma Balance Sheet

	March 31,			March 31,
	2013	(Unaudited)		2013
	(Unaudited)	Pro Forma		(Unaudited)
	As Reported	Adjustments		Pro Forma
Assets
Current assets
Cash and cash equivalents	$433,694	4,496,201	1,2	$4,929,895
Other current assets	4,800,505	(705,358)	1	4,095,147
Total current assets	5,234,199			9,025,042
Investment in EES	—	19,546,600	3	19,546,600
Property, plant and equipment, net	4,262,338	(3,256,336)	1	1,006,002
Other assets	163,933	(4,200)	1	159,733
Total Assets	$9,660,470			$29,737,377

Liabilities, Redeemable Convertible Cumulative Preferred Stock and Stockholders' Equity (Deficit)

Current liabilities	$5,806,691	(166,009)	1	$5,640,682
Long Term Liabilities	648,640	(7,743)	1	640,897
Total liabilities	6,455,331			6,281,579

Redeemable convertible cumulative preferred stock	3,658,463			3,658,463

Stockholders' Equity (Deficit)	(453,324)	20,250,659	4,5	19,797,335

Total Liabilities, Redeemable Convertible Cumulative Preferred Stock and Stockholders' Equity (Deficit)	$9,660,470			$29,737,377

———————

1 Represents reduction of assets and liabilities for carrying amounts on EES on March 31, 2013.

2 Represents cash proceeds of $6 million from sale of 12% interest in EES, less cash payment from proceeds to EES to settle amounts due, less $150,000 broker fee paid to Ladenburg Thalmann & Co.

3 Represents the fair value of ETI’s 39.1% retained interest in EES.

4 Gain on deconsolidation.

5 Removal on non-controlling interest as of March 31, 2013.

The following unaudited pro-forma presentation reflects ETI’s pro forma condensed statement of operations for the year ended December 31, 2012, and for the three months ended March 31, 2013 as if the FNF transaction and corresponding deconsolidation and equity method accounting occurred at the beginning of each period:

Ecosphere Technologies, Inc.

Unaudited Pro Forma Condensed Statement of Operations

Year Ended December 31, 2012

		(Unaudited)
		Pro Forma		(Unaudited)
	As Reported	Adjustments		Pro Forma

Revenues	$31,132,298	$(10,788,031)	1	$20,344,267
Costs and expenses	29,967,088	(6,995,433)	1	22,971,655
Income (loss) from operations	1,165,210	(3,792,598)	1	(2,627,388)
Allocation of income from unconsolidated investee	-	1,481,817	2	1,481,817
Gain on deconsolidation	-	29,503,224	3	29,503,224
Other expense, net	(111,143)	2,126	1	(109,017)
Net income	$1,054,067	$27,194,569		$28,248,636

Net income applicable to Ecosphere Technologies, Inc. common stock	$136,200	$28,112,436		$28,248,636

Net income per common share applicable to common stock - basic	$0.00	$0.19		$0.19

Net income per common share applicable to common stock - diluted	$0.00	$0.18		$0.18

———————

1 Pro forma deconsolidation of EES revenues and costs

2 Pro forma allocation of income from EES using Equity Method

3 Pro forma gain on deconsolidation

Ecosphere Technologies, Inc.

Unaudited Pro Forma Condensed Statement of Operations

Quarter Ended March 31, 2013

		(Unaudited)
	(Unaudited)	Pro Forma		(Unaudited)
	As Reported	Adjustments		Pro Forma

Revenues	$861,619	$(756,994)	1	$104,625
Costs and expenses	3,186,094	(1,549,492)	1	1,636,602
Loss from operations	(2,324,475)	792,498	1	(1,531,977)
Allocation of loss from unconsolidated investee	-	(309,972)	2	(309,972)
Gain on deconsolidation	-	29,503,224	3	29,503,224
Other expense, net	(178,473)	408	1	(178,065)
Net income (loss)	$(2,502,948)	$29,986,158		$27,483,210

Net income (loss) applicable to Ecosphere Technologies, Inc. common stock	$(2,353,140)	$29,836,350		$27,483,210

Net income (loss) per common share applicable to common stock - basic	$(0.02)	$0.19		$0.18

Net income (loss) per common share applicable to common stock - diluted	$(0.02)	$0.19		$0.18

———————

1 Pro forma deconsolidation of EES revenues and costs

2 Pro forma allocation of loss from EES using Equity Method

3 Pro forma gain on deconsolidation

The full pro forma March 31, 2013 balance sheet and pro form statements of operations for the year ended December 31, 2012, and for the three months ended March 31, 2013 is attached as Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3 and should be reviewed by investors.

Item 9.01. Financial Statements and Exhibits.

(b) Pro forma financial information.

Exhibits.

99.1 Unaudited pro forma balance sheet as of March 31, 2013.

99.2 Unaudited pro forma condensed statement of operations for the year ended December 31, 2012.

99.3 Unaudited pro forma condensed statement of operations for the quarter ended March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

	By:	/s/ Dennis McGuire
Dennis McGuire Chief Executive Officer
Date: August 8, 2013